Exhibit (e)(2)

EXHIBIT A

FUNDS

Name of Series

Amplify Online Retail ETF

Amplify CWP Enhanced Dividend Income ETF

Amplify Transformational Data Sharing ETF

Amplify Lithium & Battery Technology ETF (formerly Amplify Advanced Battery Metals and Materials ETF)

Amplify BlackSwan Growth & Treasury Core ETF

Amplify International Online Retail ETF

Amplify CrowdBureau® Online Lending and Digital Banking ETF (formerly Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF)

Amplify High Income ETF

Amplify Seymour Cannabis ETF

Amplify Pure Junior Gold Miners ETF

Amplify BlackSwan ISWN ETF

Amplify Cleaner Living ETF

Amplify Thematic All-Stars ETF

Amplify Digital and Online Trading ETF